Exhibit 99.1

FSP 303 East Wacker Drive Corp.

FSP 303 East Wacker Drive Corp. (the "Company") has declared a dividend in the amount of $859 per share of preferred stock, representing property operations for the quarter ended September 30, 2011. The dividend will be payable on November 29, 2011, and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE: if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a 28-story, multi-tenant office tower located in downtown Chicago, Illinois containing approximately 859,000 square feet of office and retail space and a 294-stall underground parking garage (the “Property”). The Property remained approximately 94% leased as of September 30, 2011. During the third quarter, management worked diligently on several renewals with existing tenants that have leases expiring in the fourth quarter or in the near future. Many existing tenants have been requesting to adjust their space needs (which means downsize) and to extend their term. Management expects this behavior to be a prevalent theme during the next year or possibly longer. During the second quarter, management provided an additional floor (29,852 square feet) to Groupon and extended Groupon’s term by terminating the lease with Perkins & Will for approximately half of the 8th floor and by simultaneously leasing the entire 8th floor to Groupon. Groupon now leases approximately 226,000 square feet on eight floors, with all space currently having a termination date of July 2012.

The Company remains prepared to provide expansion space at the Property to Groupon in response to its potential growth needs. Management has effectively addressed the challenge of integrating Groupon’s practical space/infrastructure needs with its unique cultural requirements for employee productivity and retention. Fulfilling the requirements of one of the fastest growing companies in America is an opportunity that has the potential to have a meaningful financial impact at the Property. As Groupon is better able to define its longer-term space requirements, management hopes to establish a longer lease term with Groupon at the Property. The Property's largest tenant, KPMG, which leases approximately 259,000 square feet, will be vacating its space following the expiration of its lease in August 2012. The soon-to-be vacated KPMG space could be a substantial source of additional space at the Property to accommodate Groupon's future growth requirements. However, there can be no assurance that Groupon will stay or expand at the Property beyond the July 2012 expiration of its current lease. If both Groupon and KPMG were to vacate the building in 2012, the Property would incur significant vacancy.

The Central Business District (CBD) of Chicago has had a difficult past three years, with many of its office properties experiencing declining occupancies and rental rates. Tenant improvements and leasing commission costs have risen during this time; and, consequently, the amount of capital necessary to attract good tenants to sign long-term leases has climbed significantly. Regardless of what happens with Groupon or other tenants, the Company will need increased funds to help pay the market costs of stabilizing the occupancy and rent-roll at the Property. Consequently, management believes that it is prudent to keep dividend distributions at lower levels for the balance of 2011 and 2012 until it has a better idea of the Property's actual future capital and leasing needs. Distributions for 2011 and 2012 will reflect the estimated minimum amount required to maintain the Company's qualification as a REIT (real estate investment trust). Reducing the level of dividend distributions should add to the Company's existing cash reserves that, as of October 31, 2011, totaled approximately $15 million.

As previously mentioned, management had explored loan opportunities with a number of potential lenders. On August 3, 2011, the Company closed a loan for $35 million with John Hancock Life Insurance Company. The proceeds of the loan are to be used for tenant improvement costs and leasing commissions. The loan has a term of ten years with a fixed interest rate of 4.83%. Debt service payments are interest only for the initial 60 months followed by payments of principal and interest for the subsequent 60 months based on a 25-year amortization period. Management believes that the $35 million in loan proceeds and the approximately $15 million in existing cash reserves should provide the Company with ample funds to operate the Property and lease the pending vacancy at the Property over the next few years. We will continue to keep you informed of any significant news at the Property.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001431766

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP 303 East Wacker (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 303 East Wacker Drive Corp. - Dividend Summary

QUARTER	DIVIDEND	DIVIDENDS	ANNUALIZED	DIVIDENDS
ENDING	PER SHARE	PAID	YIELD*	PER SHARE
(1/5-3/31)				TOTAL PAID TO DATE
3/31/2007	$1,340	$2,961,400	5.60%
6/30/2007	$1,400	$3,094,000	5.60%
9/30/2007	$1,400	$3,094,000	5.60%
12/31/2007	$1,400	$3,094,000	5.60%
2007				$5,540
3/31/2008	$1,400	$3,094,000	5.60%
6/30/2008	$1,400	$3,094,000	5.60%
9/30/2008	$1,400	$3,094,000	5.60%
12/31/2008	$1,400	$3,094,000	5.60%
2008				$11,140
3/31/2009	$1,400	$3,094,000	5.60%
6/30/2009	$1,013	$2,238,730	4.10%
9/30/2009	$1,013	$2,238,730	4.10%
12/31/2009	$1,011	$2,234,310	4.00%
2009				$15,577
3/31/2010	$997	$2,203,370	4.00%
6/30/2010	$914	$2,019,940	3.70%
9/30/2010	$914	$2,019,940	3.70%
12/31/2010	$1,040	$2,298,400	4.20%
2010				$19,442
3/31/2011	$679	$1,500,590	2.70%
6/30/2011	$859	$1,898,390	3.40%
9/30/2011	$859	$1,898,390	3.40%
2011				$21,839

*Yield based on original offering amount of $221,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.